                                                                    Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated March 30, 2004, except as to Note 19 which is as of February 8, 2005, relating to the consolidated financial statements of Builders FirstSource, Inc. as of December 31, 2003 and 2002, and for each of the three years in the period ended December 31, 2003, which appear in such Registration Statement. We also consent to the references to us under the headings "Experts", "Summary of Historical Financial Information and Other Data" and "Selected Historical Consolidated Financial Information" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
February 11, 2005